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                                                                    EXHIBIT 99.1

[SEROLOGICALS CORPORATION LOGO]

                                                                            NEWS

FOR IMMEDIATE RELEASE

Contact:          Bud Ingalls
                  VP-Finance and Chief Financial Officer
                  (678) 728-2115

                  Craig Brown
                  Director, Finance
                  (678) 728-2117

         SEROLOGICALS ANNOUNCES OFFERING OF $100 MILLION OF CONVERTIBLE
                         SENIOR SUBORDINATED DEBENTURES

                              --------------------

ATLANTA, GA - AUGUST 13, 2003 - Serologicals Corporation (Nasdaq/NM:SERO) today announced that it plans to raise $100 million through an offering of convertible senior subordinated debentures due 2033. Serologicals also plans to grant to the initial purchasers of the debentures an option to purchase up to an additional $20 million aggregate principal amount of debentures. The Company intends to use the proceeds from the offering to repay outstanding borrowings under the Company's existing credit facility. The Company intends to use any excess proceeds for general corporate purposes.

The debentures will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The debentures and the shares of common stock issuable upon conversion of the debentures will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the debentures or any other securities.

ABOUT SEROLOGICALS

Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 900 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol "SERO".

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Serologicals Announces Offering of Convertible Debentures
August 13, 2003
Page 2

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to our ability to implement our growth strategy, our ability to manage our growth and expansion, our ability to raise capital, our ability to find acceptable acquisitions, our ability to compete effectively within our industry, our dependence on the success of the customers of our EX-CYTE(R) product in developing and marketing new drugs using the product, our ability to attract and retain qualified scientific and production personnel, reductions or delays in research and development budgets and in government funding, our ability to identify new commercial product opportunities, our ability to comply with regulatory, customer and industry regulations and guidelines, and our ability to protect our intellectual property. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission. The Company is under no duty to update any of the forward-looking statements after the date of this release.


              Serologicals and EX-CYTE are registered trademarks of
                         Serologicals Royalty Company.

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